UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 4, 2015

SYNAGEVA BIOPHARMA CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23155	56-1808663
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

33 Hayden Avenue

Lexington, MA 02421

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (781) 357-9900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 4, 2015, Synageva BioPharma Corp. entered into a Manufacturing Services Agreement (the “Services Agreement”) with Patheon UK Limited (“Patheon”) to perform fill/finish services for Kanuma™ (sebelipase alfa) (the “Product”). The Services Agreement expires on December 31, 2019, unless earlier terminated by either party. The Services Agreement automatically renews for successive two (2) year periods following the initial term, unless either party provides sufficient written notice before the end of the current term that it will not renew the Services Agreement.

During the term of the Services Agreement, Patheon is required to perform fill/finish services and deliver, and we are required to purchase, certain amounts of the Product based upon specified minimum and maximum purchase obligations. The amount that we pay to Patheon is based upon the volume of the Product that we order, and is subject to periodic adjustments over the term of the Services Agreement.

The Services Agreement may be terminated by either party upon written notice if: (a) the other party fails to comply with its material obligations under the Services Agreement and such breach is not remedied within certain specified time periods; or (b) the other party goes into bankruptcy or becomes insolvent. We may terminate the Services Agreement upon written notice if: (i) regulatory action prevents import, export, purchase or sale of the Product; (ii) Patheon repeatedly produces non-conforming Product within specified time periods; (iii) the Product is withdrawn from certain major markets; or (iv) we are unable to deliver starting materials for an extended period of time. Patheon may terminate the Services Agreement after written notice and a specified time period if we assign the Services Agreement to certain entities without consent.

The foregoing is a summary description of certain terms of the Services Agreement and, by its nature, is incomplete. We will file the Services Agreement as an exhibit to our Quarterly Report on Form 10-Q for the quarter ending March 31, 2015. All readers are encouraged to read the entire text of the Services Agreement when it is filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNAGEVA BIOPHARMA CORP.

By:	/s/ Sanj K. Patel
Sanj K. Patel
President and Chief Executive Officer

Date: February 9, 2015